**CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND REPLACED WITH "[***]". SUCH IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.**

# ART PURCHASE AGREEMENT
## Contract Number PA00274

| | | |
|---|---|---|
| Artist: | George Condo | (the "**Work**") |
| Title: | Political Cartoon Abstraction | |
| Medium: | Oil and pencil on linen | |
| Size: | 58 x 65 in. (147.3 x 165.1 cm.) | |
| Date: | 2017 | |

THIS ART PURCHASE AGREEMENT ("***Purchase Agreement***") is made and entered into this 18th day of April, 2023 (the "***Effective Date***"), by and between [***] ("***Seller***"), and Masterworks Gallery, LLC, a Delaware limited liability company with an address at 225 Liberty Street, 29th Floor, New York, New York 10281 ("***Agent***"). Seller is engaged in the business of the purchase and sale of works of art. Seller is acting on behalf of the sole legal and beneficial Owner ("***Owner***") of the work of art described above (the "***Work***"), and has the authority to sell the Work on behalf of the Owner. Agent is acting as agent on behalf of the Gallery Segregated Portfolio of Masterworks Cayman, SPC ("***Buyer***"), and has the authority to buy the Work on behalf of Buyer. Seller has agreed to sell the Work to Buyer, and Agent, on behalf of Buyer, has agreed to buy the Work from Seller, on the terms and conditions set forth in this Purchase Agreement. In consideration of the mutual promises contained in this Purchase Agreement, the parties agree as follows:

1. Sale. Seller agrees to sell the Work to Buyer, and Agent on behalf of Buyer agrees to buy the Work from Seller, subject to the terms and conditions set forth in this Purchase Agreement.

2. Purchase Price and Manner of Payment. The purchase price for the Work is One Million Eight Hundred Thousand U.S. Dollars (USD $1,800,000) (the "***Purchase Price***"). For the purposes of this Purchase Agreement, the "**Closing Date**" shall mean the date upon which Agent or Buyer pays the full Purchase Price to the Seller and the "**Closing**" shall mean the time such payment is remitted by Buyer and title to the Work is vested in Buyer. The Purchase Price shall be paid as follows: (i) a deposit in the amount of One Hundred Eighty Thousand U.S. Dollars (USD $180,000) (the "***First Installment***") shall be paid within five (5) business days of the Effective Date, and (ii) the remaining One Million Six Hundred and Twenty Thousand U.S. Dollars ($1,620,000) (the "***Final Installment***") shall be paid no later than sixty (60) calendar days from the Effective Date. Agent or Buyer shall pay the Purchase Price to Seller by wire transfer in accordance with the wire instructions listed in the invoice attached hereto as Exhibit A, which shall be verbally confirmed by a designated representative on behalf of Seller and a designated representative on behalf of Buyer prior to payment to Seller. Agent and Buyer are solely responsible for any and all sales and use taxes due in connection with Buyer's purchase of the Work.

3. Representations and Warranties.

3.1. To induce Agent to enter into this Purchase Agreement, and acknowledging that Buyer is relying on each and all of the following representations and warranties and covenants, Seller, on behalf of itself and Owner, represents and warrants to Buyer on the Effective Date and on the Closing Date that:

3.1.1. Seller, without any further action, consent or authority of any other party, and without violation of any party's rights or claims, has, under written agreement, full right, legal authority and capacity to enter into this Purchase Agreement, to make the covenants, representations, warranties, and indemnifications contained in this Purchase Agreement, on behalf of itself and Owner, to execute and deliver the bill of sale (the "***Bill of Sale***") in the form annexed as Exhibit B to this Purchase Agreement, to sell and transfer good and marketable title to the Work to Buyer on the Closing Date and to complete the transaction contemplated by this Purchase Agreement.

3.1.2. The Work is authentic, meaning the Work was created by the artist indicated on the attached Exhibit A.

3.1.3. Owner is the sole legal and beneficial owner of the Work and has good and marketable title to the Work.

3.1.4. The Work is not, and through the Closing shall not be, subject to or the subject of any rights or interests of others, claims, liens, security interests, restrictions, conditions, options or other encumbrances of any kind held or claimed by any person, entity, government or government agency (actual, threatened or pending) (collectively, "***Claims***"). Neither Seller nor Owner has any knowledge of any facts or circumstances likely to give rise to any Claims.

3.1.5. Neither Seller nor Owner is aware of any challenges or disputes (current, past, pending or threatened) relating to the attribution, authenticity, description or provenance of the Work as set forth in Exhibit A attached hereto. Seller has provided Agent with all information in Seller's knowledge concerning the attribution, authenticity, and description of the Work.

3.1.6. Seller, on its own behalf and Owner, represents that Seller has provided Agent with all information in Seller's knowledge concerning the condition of the Work and that the condition of the Work is, and shall be upon inspection of the Work by Buyer at the Delivery Location (as defined in Section 7.1 below), substantially as stated in the condition report attached hereto as Exhibit C (the "***Condition Report***").

3.1.7. To the best of Seller's knowledge, and at all times while owned by Owner, the Work has been lawfully exported and imported as required by the laws of any country in which it was located or to which it was transported, and any duties and taxes on the export and import of the Work have been paid and any required declarations upon the export and import have been made.

3.1.8. The Work has not been used and the Purchase Price funds will not be used to violate the banking, anti-money laundering or currency transfer laws or regulations, anti-terrorism, sanctions, or international restrictions of the United States or any other country. Seller, and/or a designated representative of Seller trained in legal or financial compliance, has obtained and reviewed Owner's official identification and confirmed Owner's identity (including any ultimate beneficial owner of a 25% or greater interest in the Work (a "***Beneficial Owner***") and confirmed that Owner (including any Beneficial Owner) is not as of the Effective Date or the Closing Date named on any Office of Foreign Assets Control (OFAC) List, U.N. Terrorism list, U.K. Sanctions List, EU Sanction Lists, The Dept. of Foreign Affairs & Trade List, or other generally applicable law or regulation.

3.1.9. If a certificate of authenticity or other similar documentary or other evidence of ownership (collectively, a "***Certificate***") exists with respect to the Work, Seller has physical possession of such Certificate and will furnish evidence of such Certificate to Agent prior to any payment.

3.1.10. If, at any time prior to the Closing, Seller shall become aware of any fact(s) or circumstance(s) arising after the Effective Date that would make any of the representations and warranties in this Section 3 false or materially inaccurate as of the Effective Date or the Closing Date, Seller shall promptly notify Agent or Buyer in writing of such fact(s) or circumstance(s).

3.2. Seller, on behalf of itself and Owner, jointly and severally, do hereby agree to indemnify, defend and hold Buyer free and harmless from any and all demands, claims, suits, judgments, obligations, damages, losses, or other liability asserted against Buyer as well as all reasonable attorney or other professional fees and other reasonable costs, fees and expenses, suffered or incurred by, or asserted against Buyer arising by reason of, or in connection with, the breach by Seller or Owner of any provision of this Purchase Agreement, or the falsity of any representation or warranty by Seller or Owner contained in this Section 3.

3.3. Other than as specifically represented and warranted under this Purchase Agreement, Agent on behalf of Buyer is purchasing the Work "AS IS" without any representations and warranties, express or implied, including without limitation, representations or warranties as to value, condition, quality, rarity, importance, provenance, exhibitions, literature, or historical relevance.

3.4. The benefits of the representations, warranties, covenants and indemnities contained in this Purchase Agreement shall survive completion of the transaction contemplated by this Purchase Agreement, including without limitation transfer of the Work to Buyer, but not to any subsequent owners or others who may acquire any interest in

the Work. It shall be a condition precedent to Agent and Buyer's obligations that Seller's representations and warranties contained in this Purchase Agreement are true and correct on and as of the Closing Date and delivery of the Work to Buyer, following Seller's receipt of the Purchase Price in full and cleared funds. Notwithstanding anything to the contrary herein, Seller and Owner's representation, warranty and indemnification relating to the authenticity of the Work shall survive for a period of four (4) years from the Closing Date.

3.5. Agent and Buyer do hereby agree to indemnify, defend and hold Seller free and harmless from any and all demands, claims, suits, judgments, obligations, damages, losses, or other liability asserted against Seller as well as all reasonable attorney or other professional fees and other reasonable costs, fees, or expenses suffered or incurred by or asserted against Seller, arising by reason of, or in connection with, the material uncured breach by Agent or Buyer of any provision of this Purchase Agreement.

3.6. For the avoidance of doubt, the parties acknowledge that the standard business practices of Masterworks as a company engaged in securitization of artworks shall not, in any way, invalidate or negate any of the representations, warranties, guarantees, or obligations under this Purchase Agreement.

4. Inspection. Buyer, or Agent on behalf of Buyer, inspected the Work at the Seller's New York premises located at [***] (the "***Current Location***") on April 14th, 2023. Buyer shall be entitled to inspect the Work prior to the Closing Date to confirm the condition of the Work substantially matches the condition reflected in the Condition Report attached hereto as Exhibit A. When the Work is delivered to the Delivery Location, UOVO Delaware shall be entitled to inspect the Work at Agent's expense to confirm the condition of the Work substantially matches the condition reflected in the Condition Report.

5. Storage and Care of the Work.

5.1 Between the Effective Date and the date on which Seller packs and ships the Work for delivery to the Delivery Location (as defined in Section 8.1 below), Seller shall store the Work in fine art storage at [***] (the "***Storage Location***"). Seller shall not otherwise relocate the Work without written notice to Agent, unless agreed upon under separate cover.

5.2 Seller agrees to ensure that an appropriate environment consistent with professional fine art museum and conservation standards is provided to safeguard the quality and condition of the Work and to protect the Work from water, fire, loss, damage, deterioration, theft, mishandling, dirt, vermin, insects, and from extremes of light, temperature, and humidity from the Effective Date and until the Work is delivered to the Delivery Location. Any damage to the Work must be reported immediately to Agent. As of the Effective Date, Seller will not perform any conservation or restoration on the Work without notice to Agent.

6. Insurance & Risk of Loss. Seller shall arrange and pay for the Work to be insured under Seller's blanket fine arts policy subject to standard exclusions for an amount equal to the Purchase Price commencing on the Effective Date and continuing until risk of loss transfers to Buyer. Risk of loss to the Work shall transfer from Seller to Buyer upon Seller's delivery and Buyer's acceptance of the Work, following Buyer's inspection in accordance with Section 5, at the Delivery Location. On the Effective Date, Seller shall provide Agent with a certificate of insurance evidencing Seller's insurance coverage. Notwithstanding anything to the contrary in this Purchase Agreement, in the event of any loss or damage to the Work, Agent agrees that Agent's and Buyer's sole remedy as between the parties to this Purchase Agreement, to the exclusion of any other remedy available under the law, shall be payment for such loss or damage in the amount determined by Seller's insurance provider, and, upon Buyer's receipt of such amount, Agent and Buyer shall irrevocably release and discharge Seller and Seller's principals, shareholders, officers, affiliates, employees, shippers, insurers and agents, on Agent's and Buyer's behalf, and on behalf of any insurer Agent or Buyer may have, from all liability for loss or damage to the Work resulting from any cause whatsoever.

7. Title. On the Closing Date, subject only to Agent's or Buyer's payment, and Seller's receipt, of the full Purchase Price in accordance with this Purchase Agreement, Seller, on behalf of Owner, shall transfer to Buyer good and marketable title and exclusive and unrestricted right to possession of the Work free and clear of any and all Claims. On the Closing Date, Seller shall deliver to Agent a signed copy of the Bill of Sale, together with any Certificate or other evidence of title or authenticity in the actual or constructive possession of Seller or Owner (if applicable). Seller

shall be solely responsible for remitting any and all sale proceeds due to Owner in connection with the sale of the Work hereunder.

8. Delivery and Expenses.

8.1. Within five (5) business days of the Closing Date, Seller shall arrange for the Work to be packed and shipped by fine art shippers to Agent's account at UOVO Delaware, located at Delaware Freeport, located at 111 Alan Drive, Newark, Delaware 19711 (the "***Delivery Location***").

8.2. Seller shall be responsible for arranging packing, shipping and insuring the Work from the Storage Location to the Delivery Location and insuring the Work until risk of loss transfers to Buyer in accordance with Section 5.

9. Third-Party Commissions. Neither Agent nor Buyer shall be responsible for and neither shall pay any commissions or fees due any person acting on behalf of Seller or Owner as a result of the transaction contemplated by this Purchase Agreement. Seller shall not be responsible for and shall not pay any commissions or fees due any person acting on behalf of Agent or Buyer as a result of the transaction contemplated by this Purchase Agreement. Seller shall be responsible to pay any fees or costs to any agent or advisor engaged by Seller in connection with the transactions contemplated hereby and Agent and Buyer shall be indemnified and held harmless from any claim by any such agent or advisor relating to this Purchase Agreement and the transactions contemplated hereby. The parties acknowledge and agree that no such agent or advisor to Seller is an employee or affiliate of Buyer or Agent.

10. Termination With Cause.

10.1. Buyer shall have the right to terminate this Purchase Agreement prior to the Closing in the event of: (i) a material breach by Seller of any of the covenants or obligations of Seller under this Purchase Agreement; or (ii) the falsity or material inaccuracy of any of Seller's representations or warranties contained in this Purchase Agreement including without limitation Section 3.1.5 (whether or not such falsity or material inaccuracy results from an intentional or unintentional misrepresentation by Seller or from facts or events occurring before or after the Effective Date). Notwithstanding anything to the contrary in this Purchase Agreement, if the Buyer's termination of this Purchase Agreement in accordance with this Section 10 is due to the condition of the Work not substantially matching the condition of the Work as described in the Condition Report attached hereto as Exhibit C, Buyer shall either have the right to terminate this Purchase Agreement or receive the insurance proceeds in accordance with Section 6 above.

10.2. Following the Closing, and after Buyer has taken title to the Work, in the event of an actual breach, falsity or material inaccuracy of any of Seller's representations or warranties contained in Section 3 of this Purchase Agreement, of which Buyer has provided Seller with written notice within the applicable statute of limitations period and which has not been cured by Seller within one (1) month of such written notice, Buyer shall have the right to terminate this Purchase Agreement and receive as its only remedy against Seller a full refund of the Purchase Price in accordance with Section 3.4 above. Following such refund of the Purchase Price, Buyer shall immediately return the Work to Seller, unencumbered by any Claims related to Buyer, unless prohibited by legal process.

10.3. In the event of termination as set forth above, then Seller shall within thirty (30) days of notice from Buyer, repay to Buyer all amounts previously paid by Buyer to Seller under this Purchase Agreement, and if such breach occurs or is discovered after the Work has been delivered to Buyer, upon receipt of such funds, Buyer will release the Work to Seller, unless prevented by law from doing so.

10.4. For the purposes of this Section 10, "Seller" shall refer to Seller, on behalf of itself and Owner, and "Buyer" shall refer to Buyer, and Agent on behalf of Buyer.

11. Miscellaneous. This Purchase Agreement, including the exhibits attached hereto, represents the entire understanding of the parties hereto with respect to the subject matter hereof, supersedes any and all other and prior agreements between the parties with respect to the sale of the Work and declares all such prior agreements between the parties null and void. In the event of a conflict between this Purchase Agreement and any invoice issued by Seller, the terms of this Purchase Agreement shall control. Seller agrees that Buyer is a third-party beneficiary of this Purchase Agreement. The terms of this Purchase Agreement may not be modified or amended, except in a writing signed by the parties hereto. Seller, Agent, and Buyer may not assign this Purchase Agreement without the prior written consent of the parties to this Purchase Agreement. This Purchase Agreement shall inure to the benefit of, and shall be binding

upon, the successors, permitted assigns, heirs, executors, administrators and legal representatives of the parties hereto. This Purchase Agreement, and all matters arising out of or relating to this Purchase Agreement, shall be governed and construed in accordance with the laws of the State of New York, without regard to its conflict of laws provisions. Any dispute arising under or related to this Purchase Agreement shall be resolved in the New York State Supreme Court, New York County or in the United States District Court for the Southern District of New York. This Purchase Agreement may be executed in counterparts, including by PDF or facsimile, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

*[Remainder of page intentionally left blank]*

IN WITNESS WHEREOF, the parties hereto have hereunto signed their hands and seals as of the Effective Date.

**SELLER:**

**[***]**

____________________________
By: [***]
Its: [***]

**AGENT:**

**MASTERWORKS GALLERY, LLC**

____________________________
By: Masha Golovina
Its: Head of Acquisitions

*[Signature Page to Art Purchase Agreement]*

**EXHIBIT A**

INVOICE

(Attached)

Masterworks Gallery, LLC
as agent for Masterworks Cayman,
SPC,
acting on behalf of its Gallery
Segregated Portfolio
225 Liberty Street,
29th Floor
New York, NY 10281

Invoice #[***]
April 18, 2023

# INVOICE

**George Condo**
*Political Cartoon Abstraction*
2017
oil and pencil on linen
58 x 65 inches
147.3 x 165.1 cm
signed and dated *Condo 2017* (upper left)
(Inv #9001)

$1,800,000.00



| | |
|---|---|
| Subtotal: | $1,800,000.00 |
| NY Sales Tax - None withheld DE delivery: | $0.00 |
| **Total:** | **$1,800,000.00** |

The terms of sale are governed by the ARt Purchase Agreement dated April 18, 2023, by and between [***], and Masterworks Gallery, LLC, to which this invoice is attached as Exhibit A.

Thank you.
Please remit by wire transfer:
Citibank, N.A. BR #21
New York, NY 10021
ABA# [***]
Account# [***]
Swift Code [***]
For the account of [***]

**<u>EXHIBIT B</u>**

<u>BILL OF SALE</u>

Dated: ________________, 2023

| | | | |
|---|---|---|---|
| Sold by: | [***] | | (“***Seller***”) |
| Sold to: | Gallery Segregated Portfolio<br>Masterworks Cayman, SPC<br>225 Liberty Street, 29th Floor<br>New York, New York 10281 | | (“***Buyer***”) |
| Work sold: | Artist: | George Condo | (the “***Work***”) |
| | Title: | Political Cartoon Abstraction | |
| | Medium: | Oil and pencil on linen | |
| | Size: | 58 x 65 in. (147.3 x 165.1 cm.) | |
| | Year: | 2017 | |
| NY Sales Tax: | None Withheld; Delaware Delivery | | |
| Purchase Price: | USD $1,800,000.00 | | |

For value received, Seller acknowledges that the Work, good and marketable title to the Work, and all right to possession thereto and all legal ownership thereof, have been irrevocably, and without condition or reservation of any kind, sold, transferred, and conveyed to Buyer.

The Work is sold subject to each and all of the provisions, terms, conditions, covenants, representations, warranties and indemnities contained in the Art Purchase Agreement No. PA00274 by and between Seller and Buyer’s agent, Masterworks Gallery, LLC, dated April 18, 2023, and all such provisions, terms, conditions, covenants, representations, warranties and indemnities of the parties thereunder are incorporated herein by this reference as if fully set forth herein in their entirety.

SELLER:
[***]

___________________________
By: [***]
Its: [***]

**EXHIBIT C**

CONDITION REPORT

(Attached)